Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-227758) and Form S-8 (No. 333-216721) of Solaris Oilfield Infrastructure, Inc. of our report dated February 27, 2019 (July 26, 2019 as to the effects of the restatement described in Note 2) relating to the consolidated financial statements, which appear in this Form 10- K/A.

/s/ BDO USA, LLP

Houston, Texas

July 26, 2019